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                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of March 1, 2002, by and between EMMIS OPERATING COMPANY, an Indiana corporation ("Employer" or "Emmis"), and WALTER Z. BERGER, an Indiana resident ("Executive").

                                    RECITALS

     WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of certain radio and television stations, magazines, and related operations; and

     WHEREAS, Employer desires to employ Executive as an executive, and Executive desires to be so employed.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

     1. Employment Status. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment with Employer.

     2. Term. The term of Executive's employment shall commence on March 1, 2002, and continue until February 28, 2006 (the "Term"). This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the terms of this Agreement. For purposes of this Agreement, the term "Contract Year" shall be defined to mean each twelve (12) month period commencing on March 1, 2002, and on each anniversary thereof during the Term. The term "First Contract Year" shall refer to the period commencing on March 1, 2002, and ending on February 28, 2003; "Second Contract Year" shall refer to the period commencing on March 1, 2003, and ending on February 29, 2004; "Third Contract Year" shall refer to the period commencing on March 1, 2004, and ending on February 28, 2005; "Fourth Contract Year" shall refer to the period commencing on March 1, 2005, and ending on February 28, 2006. It is understood and agreed that, in the event Employer does not intend to provide Executive with a written proposal for continued employment in the same position he is then-currently holding upon the expiration of the Term, Employer shall provide written notice of such fact to Executive no later than 366 days prior to the expiration of the Term; provided, however, if Employer does not provide timely notice pursuant to this


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provision,  the maximum  Severance  Payment to which  Executive  may be entitled pursuant to the terms and conditions set forth in Section 3.4 below shall be increased in an amount equal to 1/365th of the Base Salary for each day Employer is late in providing such notice.

     3. Executive's Position, Duties and Authority.

          3.1 Position. Employer shall employ Executive, and Executive shall serve as an executive of Employer, and of any successor of Employer by merger, acquisition of substantially all of the assets or stock of Employer, or otherwise. Executive shall report directly to Jeffrey H. Smulyan ("Smulyan") and serve as Executive Vice President, Chief Financial Officer and Treasurer of Employer or any entity established in connection with a Separation Event (as defined below) as determined in the sole discretion of management.

          3.2 Duties and Authority. Executive shall have such duties, functions, authority and responsibilities as are commensurate with the offices Executive holds with the Employer during the Term.

          3.3 Directorships and Other Offices. If Executive is elected as a Director of Emmis Communications Corporation, Executive shall serve in such position without additional remuneration but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.10. Notwithstanding the foregoing, in the event Employer adopts a policy whereby Employer remunerates "inside" Directors of Emmis Communications Corporation who are also employees of Employer, Executive shall be entitled to receive no less remuneration than any other such Director according to the terms and subject to the conditions of Employer's policy. Executive shall also serve without remuneration as a director and/or officer of one or more of Employer's subsidiaries or affiliates if appointed to such position(s) by Employer.

          3.4 Subsequent Employment by Employer. According to the terms and subject to the conditions set forth in this Section 3.4, in the event Employer, upon the expiration of the Term, does not offer Executive employment with Employer whereby Executive reports directly to Smulyan as Employer's Chief Financial Officer, or as Chief Financial Officer of any entity established in connection with a Separation Event ("Reasonably Acceptable Employment"), Employer shall continue to make regular payments of Executive's Base Salary (as defined below; provided, however, that for purposes of this Section 3.4, Executive's Base Salary shall be $535,000), plus Auto Allowance (as defined below), plus Life and Disability Insurance Premium (as defined below) (collectively, the "Severance Payment") for a period of twelve (12) months immediately following Executive's termination of employment with Employer (the "Severance Period"); provided, however, that in the event Executive commences subsequent employment at any time during the Severance Period, Employer's financial obligation pursuant to this provision shall be reduced by any amounts paid to Executive by Executive's subsequent employer during the Severance Period. In the event that Executive's subsequent compensation equals or exceeds the Severance Payment, Employer's financial obligation to Executive pursuant to this provision shall immediately terminate. It is understood and agreed that, as a material condition upon which Executive shall be entitled to receive the Severance Payment, and as an inducement to Emmis' agreement to pay Executive the Severance Payment, Executive agrees to: (i) execute a general release in a form acceptable to Emmis upon the termination of Executive's employment; and (ii) promptly notify Employer in writing of the commencement date upon which Executive begins subsequent employment along with the particulars of Executive's subsequent compensation package for purposes of determining Employer's continuing obligations, if any, under this Section 3.4. Notwithstanding anything to the contrary contained in this Agreement: (i) Executive shall not be entitled to the Severance Payment if Executive's employment is terminated either (a) by Employer under Section 11.1, (b) by reason of Executive's disability or death under
     Section 12 or 13, or (c) by Executive for any reason other than a material breach of the terms and conditions of this Agreement by Employer (after providing Employer with written notice of such breach and a reasonable opportunity to cure such breach), or if Employer offers Executive
     "Reasonably  Acceptable  Employment"  upon the  expiration of the Term; and
     (ii) it is expressly understood and agreed that, in the event Executive commences employment with a "Competitor" at any time during the Severance Period, Executive shall no longer be entitled to receive any unpaid portion of the Severance Payment. For purposes of this Agreement, "Competitor" shall be defined to mean any individual or entity that owns or operates a radio station, television station or magazine in any city in which Employer or any of its affiliates or related entities owns, operates or has an interest in any radio station, television station or magazine. Furthermore, it is expressly agreed that any individual or entity that does not own or operate a radio station, television station or magazine in any city in which Employer or any of its affiliates or related entities owns, operates or has an interest in any radio station, television station or magazine at the time of commencement of Employee's employment with such individual or entity, but subsequently acquires a radio station, television station or magazine in such city at any time during the Severance Period, shall be deemed a "Competitor" for purposes of this Section 3.4. Executive acknowledges that Executive shall not be entitled to any additional severance compensation upon the termination or expiration of this Agreement other than the Severance Payment, as provided in this Section 3.4. In addition to the foregoing benefits, if Executive is entitled to the Severance Payment, Employer shall also reimburse Executive for Executive's payment of COBRA insurance premiums for a maximum of eighteen (18) months immediately following the termination of Executive's employment; provided, however, in the event Executive becomes eligible for medical coverage under a subsequent employer's insurance or benefit plans, Executive shall promptly discontinue Executive's COBRA coverage thereby terminating Employer's obligation pursuant to this sentence.

     4. Full-Time Services. Executive's services pursuant to this Agreement shall be performed on a full-time basis in a professional, diligent and competent manner to the best of Executive's abilities. Executive shall not undertake any outside employment or outside business activity without the prior written consent of Employer; provided, however, that Executive shall be permitted to serve on the board of charitable or other civic organizations so long as such services do not interfere with Executive's duties and obligations pursuant to this Agreement.

     5. Location of Employment; Travel. The location for performance of Executive's services hereunder shall be the Employer's headquarters located in Indianapolis, Indiana. Executive shall undertake such travel as the performance of Executive's duties pursuant to this Agreement may require.

     6. Compensation.

          6.1 Base Salary. Employer shall pay or cause to be paid to Executive a base salary of Four Hundred Thirty Five Thousand Dollars ($435,000) (subject to withholding for applicable taxes and as otherwise required by law) (the "Base Salary") each Contract Year during the Term. Employer shall pay Executive the Base Salary according to Employer's customary payroll practices. Executive acknowledges and agrees that: (i) Employer may pay a portion of Executive's Base Salary in Shares (as defined below) pursuant to a plan adopted for Emmis employees or for other executive-level officers of Employer; and (ii) ten percent (10%) of any Base Salary paid pursuant to this Agreement is being paid in consideration of Employer's exclusive rights set forth in Section 10 of this Agreement.

          6.2 Annual Incentive Compensation. For each Contract Year during the Term, Executive shall be eligible to receive one (1) annual performance bonus in a target amount of Three Hundred Thousand Dollars ($300,000) (subject to withholding for applicable taxes and as otherwise required by law and the terms and conditions set forth on Exhibit A, attached hereto and made a part hereof) (each, a "Contract Year Bonus") to be paid after the conclusion of each Contract Year, the exact amount of which shall be determined by means of Executive's attainment of certain performance goals as determined each Contract Year by the Compensation Committee of the Employer's Board of Directors (the "Compensation Committee") after reasonable, good faith consultation with Executive. Executive acknowledges and agrees that, as a material condition to receiving a Contract Year Bonus, as of the end of each respective Contract Year, Executive must be fully performing Executive's duties and obligations as required hereunder and shall not be in breach of any of the terms and conditions of this Agreement. It is understood and agreed that Emmis may, at its sole election, pay any Contract Year Bonus, if any, in cash or Shares. In the event Emmis elects pursuant to this Section 6.2 to pay a Contract Year

     Bonus in Shares, the exact number of Shares to be awarded to Executive shall be determined by dividing the total dollar amount of the applicable Contract Year Bonus by the average of the reported high and low Share price on a valuation date to be used by Employer in determining similar cash incentive compensation awards for other members of Employer's senior management team (the "Valuation Formula"). Any Contract Year Bonus amounts earned by Executive pursuant to the terms and conditions of this Section
     6.2 shall be awarded promptly following Employer's fiscal year end earnings release or at such other time as annual incentive compensation awards are made to other members of Employer's senior management team (but in no event later than ninety (90) days after the expiration of the applicable Contract
     Year). The performance goals for the First Contract Year are set forth on Exhibit A.

          6.3 Equity Incentive Compensation. On or about the commencement of each Contract Year during the Term, or at any other time during each Contract Year when Employer generally awards Options (as defined below) to members of Employer's senior management team, Executive shall receive an option to acquire Fifty Thousand (50,000) shares of Class A Common Stock of Emmis Communications Corporation (the "Shares") pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer (each, an "Option"). It is understood and agreed that in the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, share combination, consolidation or similar event, including without limitation a Separation Event, the number and class of Shares awarded pursuant to
     Section 6.5 of this Agreement or covered by an Option granted pursuant to this Section 6.3 (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Equity Incentive Plan of Employer and the Option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. Executive hereby acknowledges Executive's receipt of an Option for the First Contract Year on or about March 1, 2002, and the Second Contract Year on or about March 1, 2003.

          6.4 Equity Bonus. On or about the conclusion of each Contract Year during the Term, Executive shall receive a certain number of Shares equivalent to the dollar amounts set forth below on the date of grant (subject to withholding for applicable taxes and as otherwise required by law) (the "Equity Bonus"), the exact number of which shall be determined by the Valuation Formula:

                  First Contract Year:               $100,000
                  Second Contract Year:              $102,908
                  Third Contract Year:               $106,584
                  Fourth Contract Year:              $110,380

It is understood and agreed that Executive shall be eligible to receive an Equity Bonus only if Executive is fully performing Executive's duties and obligations as required hereunder and is not in breach of any of the terms and conditions of this Agreement. In the event Executive's employment is terminated either: (a) by Employer under Section 11.1; or (b) by Executive for any reason other than for Good Reason under Section 11.4 or pursuant to Exhibit B (attached hereto and made a part hereof), or a material breach of any of the terms and conditions of this Agreement by Employer (after providing Employer with notice of such breach and a reasonable opportunity to cure such breach), Executive shall promptly repay Employer the actual pre-tax dollar value of the Shares received by Executive on the date(s) of grant pursuant to this Section 6.4 within one hundred twenty (120) days immediately following the termination of Executive's employment.

          6.5 Stock Grant. On or about February 28, 2006, Executive shall receive Thirty Thousand (30,000) Shares (the "Bonus Shares"); provided, that (i) this Agreement is in effect on February 28, 2006 and has not been terminated for any reason; and (ii) Executive has fully performed all of Executive's duties and obligations under this Agreement throughout the Term and is not in breach of any of the terms and conditions of this Agreement. Executive understands and agrees that Employer shall have the right, in its sole and absolute discretion, to pay to Executive the value of the Bonus Shares (according to the Valuation Formula) in cash in lieu of granting Executive the Bonus Shares.

          6.6. Auto Allowance. During the Term, Executive shall receive a monthly auto allowance ("Auto Allowance") in the amount of One Thousand
     Dollars ($1,000) (subject to withholding for applicable taxes and as otherwise required by law) consistent with Employer's policy or practice regarding such allowances, as such policy or practice may be changed or eliminated from time to time during the Term in Employer's sole discretion; provided, however, that in no event shall the amount paid to Executive under this Section 6.6 be reduced.

          6.7 Life and Disability Insurance. Each Contract Year during the Term, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) (the "Life and Disability Insurance Premium") for the annual premium associated with Executive's purchase of a term life and disability insurance policy or policies on the life of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer's obligations under this
     Section 6.7 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations.

          6.8 Performance-Based Compensation; Fractional Shares. It is the intention of the parties that each Contract Year Bonus paid to Executive pursuant to this Section 6 will be deemed performance-based compensation in order to permit such compensation to qualify for deduction under Section 162(m) of the Internal Revenue Code of 1986. Accordingly, to the extent permitted by law, the provisions of this Section 6 shall be construed to permit each Contract Year Bonus paid hereunder to so qualify. Additionally, in the event that the calculation of a certain number of Shares awarded to Executive pursuant to any of the provisions of this Section 6 results in a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

     7. Business Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred by Executive during the Term directly related to the performance of Executive's services hereunder upon presentation of expense statements, vouchers or similar documentation, or such other supporting information as Employer may require of Executive.

     8. Fringe Benefits and Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with Employer's applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with the general provisions of Employer's fringe benefit plans or programs; provided, however that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer's sole and absolute discretion.

     9. Confidential Information.

               9.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of Employer is of a proprietary and highly confidential nature, and that as a result of Executive's employment with Employer, Executive has received and developed, and will hereafter receive and continue to develop, proprietary and other confidential information concerning the business of Employer and its subsidiaries which, if known to competitors of Employer, would damage Employer, its subsidiaries, and their respective businesses. Accordingly, Executive agrees that, during the Term and thereafter, Executive shall not divulge or appropriate for Executive's own use, or for the use or benefit of any third party (other than Employer or its representatives or as specifically directed in writing by Employer) any information or knowledge concerning the business of Employer or any of its subsidiaries which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of Executive's employment for any reason,

          Executive shall promptly surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, budgets and any other such materials (regardless of form or character) that Executive received from or developed on behalf of Employer in connection with Executive's employment. Executive acknowledges that all such materials shall remain at all times during and after the expiration or termination of the Term for any reason the sole and exclusive property of Employer, and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.

               9.2 Injunctive Relief. Executive acknowledges that: Executive's breach of Section 9.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 9 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 9.1, Employer shall be entitled to injunctive relief enforcing Section 9.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security.

     10. Non-Interference.

               10.1  Non-Interference.  During  the Term and for a period of two
          (2) years immediately thereafter, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer's relationship (contractual or otherwise) with any employee of Employer or any of its subsidiaries, affiliates or related entities.

               10.2 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 10 have been specifically negotiated and carefully worded in recognition of the opportunities which shall be afforded to Executive by Employer by virtue of Executive's continued association with Employer and the influence that Executive has and will continue to have over Employer's employees, customers and vendors. Executive further acknowledges that: Executive's breach of
          Section 10.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 10 have been specifically negotiated and carefully written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 10.1, Employer shall be entitled to injunctive relief enforcing Section 10.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section
          10.1 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference set forth therein. Accordingly, the obligations set forth in Sections 10.1 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligations by Executive.

               10.3 Construction. Despite the express agreement herein between Employer and Executive, in the event that any of the provisions set forth in this Section 10 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 10 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 10 shall be severable into its component parts, all as determined by such court or tribunal.

     11. Termination of Agreement.

               11.1 Termination of Agreement by Employer for Cause. Employer may terminate this Agreement and Executive's employment hereunder for Cause (as defined in Section 11.3 below) in accordance with the terms and conditions of this Section 11. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice to Executive specifying the grounds for such termination (the "Preliminary Notice"), and Executive shall have thirty (30) days after receipt of the Preliminary Notice to respond in writing. If following the expiration of such thirty (30) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the "Final Notice").

               11.2 Effect of Termination by Employer for Cause. In the event of termination for Cause as provided in Section 11.1 above:

                    (i) Executive shall have no further obligations or liabilities hereunder, except Executive's obligations under
               Section 6.4, 9 and 10, which shall survive the termination of this Agreement.

                    (ii) Employer   shall  have  no  further   obligations   or
               liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:

                         (a) Pay to Executive all unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and

                         (b) Pay to Executive any Contract  Year Bonus,  if any,
                    which Executive earned for a Contract Year ending on or prior to the termination date pursuant to Section 6.2 but which is unpaid as of the termination date.

          11.3 Definition of Cause. For purposes of this Agreement, "Cause" shall be defined to mean any of the following: (i) any action or omission by Executive involving willful or repeated failure, neglect or refusal to perform any of Executive's obligations under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, and continuation of such breach after written notice and the expiration of a ninety (90) day cure period; provided, however, that it is not the parties' intention that Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 11.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure; (ii) commission of, or the bringing of charges against Executive for, any felony or any other crime involving an act of moral turpitude; (iii) Executive's action or omission, or knowing allowance of actions or omissions, which are in violation of any law or the rules and regulations of the Federal Communications Commission (the "FCC"), or which otherwise jeopardize the licenses granted to Employer or any of Employer's subsidiaries or affiliates in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of proprietary or confidential information, as described more fully in
     Section 9.1; and (viii) any action which brings Employer or any of Employer's subsidiaries or affiliates into public disrepute, contempt, scandal or ridicule.

          11.4 Termination of Employment by Executive for Good Reason. Executive may terminate this Agreement and Executive's employment hereunder for Good Reason according to the terms and subject to the conditions set forth in this Section 11.4. For purposes of this Agreement, "Good Reason" shall be defined to mean any situation or circumstance where, following a Separation Event, Executive (a) is no longer Executive Vice President, Chief Financial Officer and Treasurer of Employer or any entity established in connection with such Separation Event, or (b) no longer reports directly to Smulyan with respect to at least one of the following two divisions: (i) Emmis radio division; or (ii) Emmis television division (each, a "Division"; collectively, the "Divisions"), or any entity established in connection with a Separation Event. In such an event: (i) Executive may terminate this Agreement by providing written notice to Employer, which notice shall be effective one hundred twenty (120) days after Employer's receipt of such notice; and (ii) Executive and Employer shall have no further obligations or liabilities hereunder except as specifically provided in the next sentence. If Executive terminates this Agreement for Good Reason, as permitted in this Section 11.4, Executive's obligations under Sections 9 and 10 shall survive the termination of this Agreement and Employer shall, not later than two (2) weeks after the termination date, pay to Executive a one-time, lump sum payment equal to the present cash value of all unpaid compensation owed to Executive for the remainder of the Term pursuant to
     Section 6 of this Agreement (except the equity incentive compensation set forth in Section 6.3, which compensation shall not be included in the calculation of the lump sum payment), plus the Severance Payment described in Section 3.4. For purposes of calculating the lump sum payment described in the immediately preceding sentence, the annual incentive compensation shall be determined to be Three Hundred Thousand Dollars ($300,000) for each applicable Contract Year remaining during the Term. All amounts paid pursuant to this Section 11.4 shall be subject to withholding for applicable taxes and as otherwise required by law. For purposes of this Agreement, "Separation Event" shall be defined as any event whereby Employer elects to separate or bifurcate its radio and television Divisions by means of merger, corporate reorganization, sale or disposition of assets, spin off, tax-free reorganization, or otherwise.

          11.5 Change in Control. In the event of a "Change in Control", the rights and obligations of Executive and Employer shall be set forth in a separate Change of Control Agreement to be executed by the parties in a form acceptable to Employer and thereafter attached to this Agreement as Exhibit B. "Change in Control" shall have the meaning ascribed to it in Exhibit B. Notwithstanding anything to the contrary contained herein or in Exhibit B, a Change in Control shall be deemed not to have occurred if, immediately following a Separation Event or the transaction or transactions described in the definition of Change of Control in Exhibit B: (i) Smulyan is Chairman or Chief Executive Officer of Employer or any successor thereto, including without limitation, either Division or any entity established as a result of a Separation Event (collectively, "Successor"); or (ii) Smulyan retains the ability to vote at least fifty percent (50%) of all classes of stock of the Employer or any Successor; or (iii) Smulyan retains the ability to elect a majority of the Board of Directors of Employer or any Successor.

     12. Disability.

          12.1 Termination of Employment. If Executive shall become Disabled (as defined in Section 12.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties until Executive has been disabled for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive's employment. If Employer elects to terminate Executive's employment pursuant to this Section 12.1, the date that Executive's employment terminates shall be referred to herein as the "Disability Termination Date."

          12.2 Definition of Disability. Executive shall be deemed to have become "Disabled" for purposes of this Agreement if, during the Term, because of ill health, physical or mental disability, or for other causes beyond Executive's reasonable control, Executive shall have been unable to perform Executive's duties hereunder as reasonably determined by a physician selected by Employer.

          12.3 Obligations after Termination. Unless Employer exercises its option under Section 12.5 below to reinstate Executive to Executive's full compensation, duties, functions, responsibilities and authority hereunder for the balance of the original Term, Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except Executive's obligations under Sections 9 and 10 which shall survive the termination of the Term. After a Disability Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 12.4 which shall also survive the termination of the Term.

          12.4 Payment of Unpaid Amounts after Termination. Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to
     Executive: (i) all unpaid Base Salary with respect to any period ending on or before the Disability Termination Date; plus (ii) any Contract Year Bonus, if any, earned by Executive for a Contract Year ending on or prior to the Disability Termination Date pursuant to Section 6.2 but which is unpaid as of the Disability Termination Date.

          12.5 Reinstatement. If during the original Term and subsequent to a Disability Termination Date, Executive shall fully recover from a disability, Employer shall have the right (exercisable within sixty (60) days after written notice from Executive of such recovery), but not the obligation, to reinstate Executive to employment hereunder for the balance of the original Term. In the event of such reinstatement, Employer shall pay Executive at Executive's full level of compensation hereunder and otherwise employ Executive in accordance with the terms and provisions of this Agreement.

          12.6 No Reduction. Amounts payable pursuant to this Section 12 shall not be reduced by the value of any benefits payable to Executive under any disability insurance plan or policy, including without limitation, any policy contemplated by Section 6.7 of this Agreement.

     13. Death of Executive.

          13.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive's death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 13.2 below which shall survive such termination.

          13.2 Compensation. Employer shall, not later than two (2) weeks after Executive's date of death, pay to Executive's estate or designated beneficiary all unpaid Base Salary and Contract Year Bonus amounts earned by Executive, if any, with respect to any period ending on or before Executive's date of death.

          13.3 No Reduction. Amounts payable pursuant to this Section 13 shall not be reduced by the value of any benefits payable to Executive's estate or designated beneficiaries under any applicable life insurance plan or policy, including without limitation, any policy contemplated by Section
     6.7 of this Agreement.

          13.4 Death after Termination. In the event that Executive dies after termination of this Agreement pursuant to Section 11, 12 or 13, all amounts required to be paid by Employer prior to Executive's death in connection with such termination that remain unpaid as of Executive's date of death shall be paid to Executive's estate or designated beneficiary. It is understood and agreed that if Executive dies while receiving installments of the Severance Payment, Employer shall pay the remaining installments of the Severance Payment for the remainder of the Severance Period after Executive's date of death to Executive's estate or designated beneficiary.

     14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                  (i)  If to Employer:
                           Emmis Communications Corporation
                           40 Monument Circle
                           Suite 700
                           Indianapolis, Indiana 46204
                           Attn.:  David O. Barrett, Esq.

                         With a copy to:

                           Gary L. Kaseff, Esq.
                           15821 Ventura Blvd.
                           Suite 685
                           Encino, California 91436


               (ii) If to Executive, to Executive's address on the personnel records of Employer, with a copy to:

                           Martin J. Klaper, Esq.
                           Ice Miller
                           One American Square, Box 82001
                           Indianapolis, Indiana 46282-0002



     15. Miscellaneous.

          15.1 Governing Law. This Agreement shall be deemed to have been entered into in the State of Indiana and shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without regard to its choice of law provisions.

          15.2 Arbitration. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The parties agree to share equally all costs associated with the arbitration; provided, however, that each party shall be solely responsible for its own attorneys' fees and expenses in connection with any such arbitration.

          15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms or conditions of this Agreement.

          15.4 Entire Agreement; Merger. This Agreement (including all exhibits attached hereto and referenced in this Agreement) sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, which are merged herein. Accordingly, this Agreement supersedes and replaces all prior written employment agreements between the parties, including without limitation, the employment agreement between the parties effective as of March 1, 1999.

          15.5 Successors and Assigns. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive without the prior written consent of Employer, which consent may be granted or withheld in Employer's sole and absolute discretion; provided, however, that Executive may designate pursuant to Section 15.7 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate. Employer may assign all or any portion of its rights and obligations hereunder to any subsidiary, affiliate or related entity, or any third party by way of merger, corporate reorganization, a Separation Event, acquisition of substantially all of the assets or stock of Employer, or otherwise.

          15.6 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

          15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

          15.8 Executive's Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; and (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, insurers and representatives (collectively, the "Emmis Group") from and against any and all losses, costs, damages, expenses (including attorneys' fees and expenses), liabilities and claims, arising out of, in connection with, or in any way related to Executive's breach of any of the representations or warranties contained in this Section 15.8 or Executive's breach of any of the material terms or conditions contained in this Agreement.

          15.9 Change in Fiscal Year. If Employer changes its fiscal year, Employer shall make such adjustments to the various dates and amounts included herein or in any plan or program referenced herein as are necessary or appropriate; provided, however, that the end of the Term shall in no event be extended beyond the expiration of the Term without the written consent of the parties.

          15.10 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer's Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive's performance of Executive's duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors' and officers' liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.

          IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement as of the date first written above.


                         EMMIS OPERATING COMPANY
                         ("Employer")



                         By:   /s/ Jeffrey H. Smulyan
                               Jeffrey H. Smulyan
                               Chairman of the Board and Chief Executive Officer


                         WALTER Z. BERGER
                         ("Executive")


                         /s/ Walter Z. Berger
                         Walter Z. Berger

                                    EXHIBIT A

                  Calculation of Annual Incentive Compensation

     Pursuant to Section 6.2, for the first Contract Year during the Term, Executive shall be entitled to a Contract Year Bonus in a target amount of up to Three Hundred Thousand Dollars ($300,000) upon the attainment of the following performance goals (the "Performance Goals"):

                   Target Bonus     Performance Goal

          1.       $120,000         Domestic Radio Broadcast Cash Flow Target
          2.       $90,000          Television Broadcast Cash Flow Target
          3.       $90,000          Discretionary

     Executive's attainment of the Performance Goals shall be determined in the sole and absolute discretion of the Compensation Committee based on certain performance targets established by the Compensation Committee related to the broadcast cash flow of the Divisions or other operating units of Employer as reported by the Employer in its filings with the United States Securities and Exchange Commission. For purposes of this Exhibit A, "Domestic Radio Broadcast Cash Flow" shall be defined as the combined broadcast cash flow for all of Employer's domestic radio stations. "Television Broadcast Cash Flow" shall be defined as the combined broadcast cash flow for all of Employer's television stations. Discretionary bonus amounts shall be awarded by the Compensation Committee in its sole and absolute discretion. The Compensation Committee reserves the right to amend the Performance Goals to the extent it deems appropriate in order to take into account any material acquisition, disposition, reorganization, recapitalization or other material transaction involving Employer or its properties. It is understood and agreed that the Performance Goals for each subsequent Contract Year during the Term, and the corresponding performance targets, shall be determined by the Compensation Committee on or about the commencement of each respective Contract Year.

     Executive shall earn a percentage of each Target Bonus in accordance with the following scale depending upon the extent to which the Performance Goals are attained:

Percentage of Performance Goal Attained        Percentage of Target Bonus Earned
105% or more                                            120% maximum
100%                                                    100%
95%                                                     80%
90%                                                     70%
less than 90%                                            0%

                                                     EXHIBIT B

                                            Change of Control Agreement